Exhibit 99.1

Shuttle Pharma Provides Second Quarter 2024 Corporate Update

GAITHERSBURG, Md., September 4, 2024 — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH) (“Shuttle Pharma”), a discovery and development stage specialty pharmaceutical company focused on improving outcomes for cancer patients treated with radiation therapy (RT), today provided a corporate update in connection with the filing of its Quarterly Report on Form 10-Q for the second quarter ended June 30, 2024.

Shuttle Pharma’s recent highlights include the following:

●	Enrollment of patients in the Phase 2 clinical trial of Ropidoxuridine for the treatment of patients with glioblastoma has recently opened following the entry of agreements with two site locations to administer the trial. Ropidoxuridine (IPdR) is Shuttle Pharma’s lead candidate radiation sensitizer for use in combination with RT to treat brain tumors (glioblastoma), a deadly malignancy of the brain with no known cure.
●	Shuttle Pharma expects the Phase 2 clinical trial will be carried out at six site locations, with two sites now ready to start treating patients and all sites anticipated to be treating patients in the coming months.
●	Shuttle Pharma has received Orphan Drug Designation from the FDA, providing potential marketing exclusivity upon first FDA approval for the disease.

“We achieved a significant milestone recently with the commencement of our Phase 2 clinical trial of Ropidoxuridine for the treatment of patients with glioblastoma now officially underway and ready to enroll patients,” stated Shuttle Pharma’s Chairman and CEO, Anatoly Dritschilo, M.D. “To date, we have entered into agreements with two of the planned six site locations with an additional four sites set to come on board in September. The two initial sites have completed site initiation visits and are fully ready to begin treating patients. The results of this Phase 2 clinical trial will determine clinical efficacy of Ropidoxuridine as a radiation sensitizer with the goal of increasing cancer cure rates, prolonging patient survival, and improving the quality of life for patients suffering from glioblastoma.”

The Phase 2 clinical trial will be conducted on patients with the most aggressive brain tumors out there – IDH wild-type, methylation negative glioblastoma. Presently, radiation is the only approved standard of care for this particular group of patients, with more than half of the patients surviving for less than 12 months after diagnosis. Shuttle Pharma’s Phase 2 clinical trial will consist initially of 40 patients randomized into two different doses (20 @ 1,200 mg/day and 20 @ 960 mg/day) to determine an optimal dose. Once the Company determines the optimal dose, then an additional 14 patients will be enrolled on the optimal dosage allowing for the achievement of statistical significance with the end point being that of survival as compared to historical controls. The Company expects the trial to be completed over a period of 18 to 24 months.

“Reaching this important milestone of putting drug into patients doesn’t happen overnight,” stated Dr. Dritschilo. “There are a number of critical steps we have executed on during these past two years to reach this point, including the manufacturing of the active pharmaceutical ingredient (API) of Ropidoxuridine by our contractor TCG GreenChem and formulation into the drug product by the University of Iowa Pharmaceuticals I simply couldn’t be more pleased with how diligently our team has worked to execute the required steps necessary to initiate this clinical trial. We are now one step closer to achieving our mission of improving the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of radiation therapy while limiting the late effects of radiation in cancer treatment.”

Nasdaq Update:

Due to the recent SEC sanctions against B.F. Borgers, CPA, PC, an auditor previously engaged by Shuttle Pharma, a re-audit of prior years’ financial statements has been required and was performed by Shuttle Pharma’s current auditors, Forvis Mazars, LLP. This re-audit caused a delay in filing our Quarterly Report on Form 10-Q for the period ended June 30, 2023 (the “Q2 Quarterly Report”). As a result, on August 21, 2024, Shuttle Pharma received notice from the Nasdaq Stock Exchange, LLC that it had fallen out of compliance with Nasdaq’s Listing Rule 5250(c) for not timely filing the Q2 Quarterly Report. As of today’s date, Shuttle Pharma has now filed its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, including the re-audited information, as well as its Quarterly Report on Form 10-Q/A for the period ended March 31, 2024 and the Q2 Quarterly Report. Following these filings, Shuttle Pharma has now regained compliance with Listing Rule 5250(c).

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharma is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Safe Harbor Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements concerning the development of our company. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including factors discussed in the “Risk Factors” section of Shuttle Pharma’s Annual Report on Form 10-K for the year ended December 31, 2023, as amended, filed with the SEC on September 4, 2024, as well other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, Shuttle Pharmaceuticals specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Shuttle Pharmaceuticals
Anatoly Dritschilo, M.D., CEO
240-403-4212
info@shuttlepharma.com

Investor Contacts
Lytham Partners, LLC
Robert Blum
602-889-9700
shph@lythampartners.com